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                                                                      Exhibit 99


          SEGUE SOFTWARE, INC. ACQUIRES SQLBENCH INTERNATIONAL, INC.

 NEW TECHNOLOGY ENHANCES SEGUE'S LEADING-EDGE E-COMMERCE TESTING CAPABILITIES

Newton Centre, MA - December 30, 1997 - Segue Software, Inc., the leader in automated testing for software reliability, today announced that it has acquired SQLBench International, Inc. and its affiliate, privately-held developers of Web-based load testing software with operations in Austria and Atlanta, Ga. The Company will pay approximately $10,000,000 in cash, notes and stock for the acquisition. The acquisition will be accounted for as a purchase and it is expected that a substantial portion of the purchase price will be charged to operations in the fourth quarter of 1997 as purchased research and development.

With the purchase, which was completed today, Segue acquires technology and product that will enable it to further differentiate its best-of-breed Web load testing tool, SilkPerformer, from competitive offerings. SilkPerformer ensures the performance and capacity of Web servers. SQLBench International technology focuses on the predictive and design aspects of load testing, which give users greater ability to perform load testing early in the development phase instead of waiting until deployment. It is anticipated that the acquired technology will enable Segue to further develop the predictive and early-testing capabilities of its load testing tools.

"This is an important acquisition for Segue, because the combination of Segue's SilkPerformer with SQLBench's developing load testing technology will usher in a new level of E-commerce software sophistication that will yield benefits to our current and new customers. The entire business-critical E-commerce software system hinges on Web server and Web application performance under intense transaction volumes," said Stephen B. Butler, Segue's CEO. "SQLBench's robust predictive load testing capabilities and enhanced simulation accuracy offer us a tremendous opportunity to improve our load testing offering and meet our E-commerce customers' needs."

Also as part of this acquisition, Klaus Obermeier, current SQLBench International President and CEO, will become Vice President of European sales for Segue Software, effective with the closing. Segue Austria, a wholly-owned subsidiary of Segue Software, Inc., will employ the SQLBench development team.

"This is a good match, both technologically and philosophically," said Obermeier. "Effective E-commerce testing requires a comprehensive methodology as well as sound technology in order to deliver robust applications in a timely fashion. SQLBench developers can also now take advantage of the engineering resources that have made Segue the leader in automated testing for software reliability and provide significant engineering value to the Segue engineers in the future development of load testing products."

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ABOUT SEGUE SOFTWARE

Segue Software, Inc. (NASDAQ:SEGU) creates and delivers breakthrough technologies that redefine the way companies deliver reliable software. Segue is committed to providing its customers worldwide with a comprehensive, integrated solution for automated testing that ensures that their software meets the expectations of the end-to-end business process it was designed to support. Built upon a Universal Testing Architecture, Segue's product suites, QualityWorks for client/server testing and Silk for Web testing, facilitate the rapid development and re-use of automated software tests across more than 20 platforms and development environments -- from Windows to Web and desktop to data center. Headquartered in Newton Centre, Mass., with offices across North America and Europe, Segue can be reached at 1-800-287-1329 or at www.segue.com.

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The Company notes that each of the above forward-looking statements is subject to change, based on various important factors, including, without limitation, changes in the market, new products and announcements from other companies, changes in technology and industry standards and the Company's ability to successfully integrate SQLBench's technology and personnel into the Company's ongoing operations. Additional information on the factors that could affect the company's business and financial results is included in the company's periodic reports filed with the Securities and Exchange Commission.

Universal Testing Architecture, QA Organizer, QA Radar, and QA Performer are trademarks, and Segue, QualityWorks, QA DBTester and QA Partner are registered trademarks, of Segue Software, Inc. All other product names are properties of their respective companies.

EDITORIAL CONTACTS

  Laura Grimmer                     J. Jeffrey Bingenheimer
  FitzGerald Communications Inc.    Segue Software, Inc.
  (617) 494-9500                    (617) 796-1000
  lgrimmer@fitzcomm.com             ir@segue.com